UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 29, 2008
TITANIUM ASSET MANAGEMENT CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-53352	20-8444031
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

777 E. Wisconsin Avenue,		53202-5310
Milwaukee, Wisconsin		(Zip Code)
(Address of principal executive
offices)
(414) 765-1980
Registrant’s telephone number, including area code

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
SIGNATURES

Item 2.06. Material Impairments.
On October 29, 2008, the Board of Directors of Titanium Asset Management Corp. (the “Company”), including its Audit Committee, concluded that, as a result of losses of certain investment advisory accounts at Wood Asset Management, Inc. following the death of Gary Wood and the loss of an institutional account at Sovereign Holdings, LLC, its customer relationship intangible assets associated with the acquisitions were impaired. The impairment of these intangible assets is expected to result in a non-cash charge of approximately $1.8 million for the quarter ended June 30, 2008. None of the impairment charge will result in future cash expenditures.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As a consequence of the Company’s error in not including the impairment charge described under Item 2.06 above in its financial statements at and for the six-month period ended June 30, 2008, the Board of Directors, including its Audit Committee, on October 29, 2008 concluded that the Company’s unaudited financial statements at and for the six-month period ended June 30, 2008 should no longer be relied upon and determined to restate such financial statements. The Audit Committee and the Board of Directors discussed the Company’s restatement with management, who had previously discussed the impairment charge and the Company’s restatement with Cherry, Bekaert & Holland, L.L.P., the Company’s independent registered public accounting firm. The Company will include the restated financial statements in Amendment No. 2 to its Form 10 Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM ASSET MANAGEMENT CORP.
Date: October 31, 2008	By:	/s/ Nigel Wightman
		Name:	Nigel Wightman
		Title:	Chairman and Chief Executive Officer